Exhibit 99 - First Commonwealth Financial Corporation News Release dated September 21, 2005

*** NEWS RELEASE ***

TO:	All Area News Agencies	For More Information Contact:

FROM:	First Commonwealth	John Dolan, Executive Vice President and
	Financial Corporation	Chief Financial Officer
First Commonwealth Financial Corporation
DATE:	September 21, 2005	(724) 349-7220

FIRST COMMONWEALTH FINANCIAL CORPORATION ANNOUNCES REORGANIZATION OF OPERATING AFFILIATES

Reorganization Expected to Reduce Annual Operating Cost by Approximately $2.8 Million

INDIANA, PA - First Commonwealth Financial Corporation (NYSE:FCF) announced today that it will streamline its organizational structure by merging its wholly-owned subsidiaries First Commonwealth Trust Company, First Commonwealth Systems Corporation and First Commonwealth Professional Resources, Inc. with and into First Commonwealth Bank, its principal operating subsidiary.  The transaction is subject to regulatory approval and is expected to be completed by December 31, 2005.

The company expects to record a pre-tax restructuring charge of approximately $2.7 million ($1.8 million after tax, or $0.03 per diluted share) primarily during the 2005 third quarter related to the reorganization initiative.  The company anticipates that the initiative will lead to annual pre-tax cost savings of approximately $2.8 million ($1.8 million after tax, or $0.03 per diluted share) and help improve its overall efficiency ratio.

The reorganization initiative is an extension of the company's continuing effort to unify, streamline and simplify its business structure and operations, which have been built principally through more than 15 mergers and acquisitions during the past 23 years.  The new structure will help expedite strategic business and operational decisions and create a more nimble organization capable of responding more rapidly to evolving and dynamic market conditions.  The company's other streamlining and unifying efforts have included a branch optimization initiative and consolidation of its bank, insurance, trust, financial management and investment services under a single First Commonwealth brand identity.

**MORE**

First Commonwealth Financial Corporation is a $6.2 billion bank holding company headquartered in Indiana, PA.  It operates through First Commonwealth Bank in 16 counties in western and central Pennsylvania with 106 branches and 110 ATMs. Financial services and insurance products are provided through First Commonwealth Insurance Agency, First Commonwealth Trust Company and First Commonwealth Financial Advisors.  The Corporation also owns First Commonwealth Systems Corporation, a data processing subsidiary, First Commonwealth Professional Resources, Inc., a support services subsidiary, and jointly owns Commonwealth Trust Credit Life Insurance Company, a credit life reinsurance company.

This press release contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties. Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intended," and "potential." Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: anticipated cost savings resulting from the proposed restructuring; the timing and magnitude of changes in interest rates; changes in accounting principles, policies or guidelines; changes in regional, nations and global economic conditions; changes in regulatory requirements, and significant changes in the securities markets. Consequently, all forward-looking statements made in this press release are qualified by these cautionary statements, and the cautionary language in First Commonwealth's most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission.

####